                                                                                                        EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is entered into as of April 3, 2009, by and between The Majestic Star Casino, LLC ("Employer" or the “Company”) and Michael Darley ("Executive").

1.
Employment.  Employer hereby employs Executive, and Executive hereby accepts employment by the Employer, as Executive Vice President and Chief Operating Officer for the Company, and agrees to perform such executive, managerial and administrative duties, commensurate with Executive's position, as Employer may specify from time to time, during the Specified Term (defined below).

2.
Effective Date; Specified Term.  Except as otherwise provided herein, this Agreement shall be effective as of April 3, 2009 (“Effective Date”).  Subject to earlier termination as provided herein, the Company shall retain Executive and Executive shall serve in the employ of the Employer for a period commencing at the Effective Date and extending through and including May 1, 2010 ("Specified Term").  If either party to this Agreement chooses not to renew or extend the terms and conditions of this Agreement, which renewal or extension shall be set forth in writing, but Executive remains employed after the Specified Term, then Executive’s employment with Employer may continue on an at-will basis and no paragraph, section, duty or obligation appearing in this Agreement shall be binding on the parties except paragraphs 6, 7, 8, 9, 14, 15, 16, 17, 18, 19, 20, 21 and 23.

3.	Compensation.

a.
Base Salary. From January 1, 2009 through the end of the Specified Term, in consideration of the performance by Executive of Executive's obligations hereunder to Employer, Employer shall pay Executive an annual base salary ("Base Salary") of Four Hundred Thousand Dollars ($400,000).  The Base Salary shall be payable in accordance with the payroll practices of Employer as in effect from time to time for Employer's executives.  The Base Salary shall be reviewed annually, exclusively by Employer, and any increase thereto shall be in Employer’s sole discretion.

b.
Bonus Compensation.  Executive shall be entitled to participate in Employer’s discretionary bonus or incentive plan as formulated from time to time by Employer’s Board of Directors in its sole and absolute discretion.  Such program is primarily based on achievement of EBITDA goals and Executive's performance.  The target bonus for Executive will be forty percent (40%) of the actual Base Salary paid to Executive during the bonus plan year, and based on the Employer's bonus program in effect at that time ("Bonus Compensation"). Should the Company adopt an Executive Incentive Plan and Executive elects to participate in such plan, Executive must waive in writing any right he may have to Bonus Compensation for 2009 pursuant to the discretionary bonus plan.

c.
Executive Benefit Programs.  From January 1, 2009 through the end of the Specified Term, Executive shall be entitled to participate in all of Employer's benefit plans ("Plans") as are generally made available from time-to-time to Employer's executives, subject to the terms and conditions of such plans, and subject to Employer's right to amend, terminate, or take other similar actions with respect to such plans.  To the extent such Plans include life insurance, the Company agrees to provide life insurance on terms and conditions no less favorable than similarly situated executives. Executive shall receive a maximum reimbursement of five thousand dollars ($5,000.00) per calendar year for unreimbursed medically necessary expenses incurred in the same calendar year and submitted in accordance with Employer’s expense reimbursement procedures.

d.
Business Expense Reimbursements.  Pursuant to Employer’s expense reimbursement policies then in effect, and upon timely submission of appropriate documentation to Employer, Employer shall pay or reimburse Executive for all reasonable out-of-pocket expenses, including travel and training, Executive incurs from January 1, 2009 through the end of the Specified Term in the course of performing Executive's duties under this Agreement.

e.	Vacation. As of the January 1, 2009, Executive shall be entitled to vacation as outlined in the prevailing Corporate Policy Manual for Corporate Executives.

4.
Extent of Services.  Executive agrees that the duties and services to be performed by Executive shall be performed exclusively for Employer.  Executive further agrees to perform such duties in an efficient, trustworthy, lawful, and businesslike manner.  Executive agrees not to render to others any service of any kind whether or not for compensation, or to engage in any other business activity whether or not for compensation, that is similar to or conflicts with the performance of Executive's duties under this Agreement, without the prior written approval of Employer’s President and Chief Executive Officer.

5.
Policies and Procedures.  In addition to the terms herein, Executive agrees to be bound by Employer's policies and procedures, including drug testing and background checks, as may be established or amended by Employer in its sole discretion from time to time.  In the event the terms in this Agreement conflict with Employer's policies and procedures, the terms herein shall take precedence.

6.
Licensing Requirements.  Executive acknowledges that Employer is engaged in a business that is or may be subject to and exists because of privileged licenses issued by governmental authorities in various jurisdictions in which Employer and its parents, subsidiaries, affiliates, and joint ventures (collectively “Employer Group”) are engaged in or have applied to engage in, or during the Specified Term, may apply to engage in business.  Executive shall apply for and obtain any license, qualification, clearance, or approval that shall be requested or required of Executive by any regulatory authority having jurisdiction over Employer or Employer Group.  Additionally, Executive shall timely prepare and submit to Employer all background information forms and other documents required pursuant to Employer’s Gaming Compliance Program.  Any and all costs associated with license qualifications, clearances or approvals shall be paid by the Employer.

7.
Failure to Satisfy Licensing Requirement.  If Executive fails to satisfy any licensing requirement referred to in paragraph 6 above, or if any governmental authority directs the Employer to terminate any relationship it may have with Executive, or if Employer shall determine, in Employer's sole and exclusive judgment, that Executive was, is or might be involved in, or is about to be involved in, any activity, relationship(s) or circumstance that could or does jeopardize the business of Employer or Employer's Group, their reputation or such licenses, or if any such license is threatened to be, or is, denied, curtailed, suspended or revoked, this Agreement may be terminated by Employer and the parties' obligations and responsibilities shall be determined by the provisions of paragraph 11(a).

8.	Restrictive Covenants.

a.
Competition. Executive acknowledges that, in the course of Executive's responsibilities hereunder, Executive will form relationships and become acquainted with certain confidential and proprietary information as further described herein. Executive further acknowledges that such relationships and information are and will remain valuable to the Employer and Employer Group and that the restrictions on future employment as set forth herein are reasonably necessary in order for Employer and Employer Group to remain competitive in the gaming industry. Executive agrees that during the period of his/her employment with the Company and for the twelve (12) month period following termination or expiration of his employment with the Company for whatever reason he will not become a stockholder, director, officer, employee or agent of or consultant to any corporation, partnership or other entity or engage in any business as a sole proprietor in or act as a consultant to any such entity or otherwise engage, directly or indirectly, in any enterprise, in each case which competes with or has a vendor relationship with any business or activity (“Competitor”) engaged in, or known by Executive to be contemplated to be engaged in, by the Company or the Employer Group in any county in which the Company or the Employer Group has gaming operations; provided, that if applicable, restrictions regarding the state of Nevada shall be limited to those Competitors who have a presence located on Fremont Street between Main Street and Las Vegas Boulevard. Competition shall not include the ownership (solely as an investor and without any other participation in or contact with the management of the business) of less than one percent of the outstanding shares of stock of any corporation engaged in any such business, which shares are regularly traded on a national securities exchange or in an over-the-counter market.  The Company, in its sole discretion, may waive one or more of the restrictions set forth in this subparagraph; however, any such waiver must be in writing executed by an authorized Company representative, and shall be effective only to the extent it is set forth in writing.  In the event Company agrees to waive one or more of the restrictions in this subparagraph, Executive shall not be entitled to compensation, if any is due, for the period waived.

b.	Non-solicitation-Customers: During and for twenty-four (24) months after Executive’s employment with Employer, the Executive covenants not to:

i.
Make known to any third party or use other than in the performance of his/her duties the names and addresses of any of the customers of Employer or any member of Employer Group, or any other information or data pertaining to those customers;

ii.
Call on, solicit, induce to leave and/or take away, or attempt to call on, solicit, induce to leave and/or take away, any of the customers of Employer or Employer Group, either for Executive's own account or for any third party;  or

iii.
Call on, solicit and/or take away any potential or prospective customer of Employer or Employer Group, on whom the Executive called or with whom Executive became acquainted during employment (either before or during the Specified Term), either for Executive's own account or for any third party.

c.
Non-Solicitation-Employees and Independent Contractors.   For the twelve (12) month period immediately following termination of Executive’s employment with Employer for any reason whatsoever, Executive covenants not to approach or solicit any employee or independent contractor of Employer or any member of the Employer Group with a view towards enticing such person to leave the employ or service of Employer or any member of the Employer Group, or hire or contract with any employee or independent contractor of Employer or any member of the Employer Group, without the prior written consent of the Employer, such consent to be within Employer's sole and absolute discretion.

d.
Confidentiality.  Executive covenants and agrees that Executive shall not at any time during the Specified Term or thereafter, without Employer's prior written consent, such consent to be within Employer's sole and absolute discretion, disclose or make known to any person or entity outside the Employer Group any Trade Secret (as defined below), or proprietary or other confidential information, in any form, concerning Employer or any member of the Employer Group, including without limitation, Employer's customers, its casino, hotel, and marketing practices and procedures, management and employment practices, procedures and policies, or any other information regarding Employer or any member of the Employer Group, which is not already and generally known to the public through no wrongful act of Executive or any other party.  Executive covenants and agrees that Executive shall not at any time during the Specified Term or thereafter, without the Employer's prior written consent, utilize any such Trade Secrets, proprietary or confidential information in any way other than in connection with Executive’s employment hereunder. For purposes of this Agreement, Trade Secrets is defined as data or information, including a formula, pattern, compilation, program, device, method, know-how, technique or process, that derives any economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who may or could obtain any economic value from its disclosure or use.

e.
Third Party Information.  Executive acknowledges that Employer and other members of the Employer Group have received and in the future will receive from third parties their confidential or proprietary information subject to a duty to maintain the confidentiality of such information and to use it only for certain limited purposes.  Executive shall hold all such confidential or proprietary information in the strictest confidence and will not disclose it to any person or entity or use it except as necessary in carrying out Executive's duties hereunder consistent with Employer's (or such other member of the Employer Group's) agreement with such third party.

f.
Employer's Property.  Executive hereby confirms that Trade Secrets, proprietary or confidential information and all information concerning Employer or Employer Group’s customers, goods, services or facilities owned, operated or managed by Employer constitute Employer's exclusive property (regardless of whether Executive possessed or claims to have possessed such information prior to the date hereof).  Executive agrees that upon termination of employment, Executive shall promptly return to Employer all documents, papers, notes, notebooks, memoranda, computer disks, and any other similar repositories of information (regardless of whether Executive possessed such information prior to the date hereof) containing or relating in any way to the Trade Secrets or proprietary or confidential information of each member of the Employer Group, including but not limited to, the documents referred to in paragraph 8(d).  Such repositories of information also include but are not limited to any so-called personal files or other personal data compilations in any form, which in any manner contain any Trade Secrets or proprietary or confidential information of Employer or any member of the Employer Group.

g.
Notice to Employer.  Executive agrees to notify Employer immediately of any entity or person for whom Executive works or provides services (whether or not for remuneration to Executive or a third party) during the Specified Term and within the non-competition period specified in paragraph 8.a. above.

9.	Representations. Executive hereby represents, warrants and agrees with Employer that:

a.
The covenants and agreements contained in paragraphs 4 and 8 above are reasonable, appropriate and suitable in their geographic scope, duration and content; Employer's agreement to employ the Executive and a portion of the compensation and consideration to be paid to Executive hereunder is separate and partial consideration for such covenants and agreements; Executive shall not, directly or indirectly, raise any issue of the reasonableness, appropriateness and suitability of the geographic scope, duration or content of such covenants and agreements in any proceeding to enforce such covenants and agreements; and such covenants and agreements shall survive the termination of this Agreement, in accordance with their terms;

b.
The enforcement of any remedy under this Agreement will not prevent Executive from earning a livelihood, because Executive's past work history and abilities are such that Executive can reasonably expect to find work in other areas and lines of business;

c.	The covenants and agreements stated in paragraphs 4 and 8 above are essential for the Employer's reasonable protection;

d.	Employer has reasonably relied on these covenants and agreements by Executive;

e.
Executive has the full right to enter into this Agreement, and entering into and performance of this Agreement will not violate or conflict with any arrangements or agreements Executive may have or agreed to have with any other person or entity; and

f.	Executive acknowledges and warrants to Employer the receipt and sufficiency of separate consideration for the assignment by Employer of Employer's rights and Executive's obligation under paragraph 8.

Notwithstanding paragraph 20, Executive agrees that in the event of Executive's breach or threatened breach of any covenants and agreements set forth in paragraphs 4 and 8 above, Employer may seek to enforce such covenants and agreements in court through any equitable remedy, including specific performance or injunction, without waiving any claim for damages.  In any such event, Executive waives any claim that the Employer has an adequate remedy at law or for the posting of a bond.

10.
Termination for Death.  Executive's employment hereunder shall terminate upon Executive's death.  In the event of Executive's death, Executive (or Executive's estate)  shall have no right to receive any compensation or benefit hereunder or otherwise from Employer or any member of the Employer Group on and after the effective date of termination of employment other than: (1) unpaid Base Salary earned to the date of termination of employment (which shall be paid on Employer's next scheduled payroll date); (2) any discretionary Bonus Compensation that may be paid in accordance with Employer’s discretionary bonus plan then in effect; (3) business expense reimbursement pursuant to paragraph 3(d); (4) benefits provided pursuant to paragraph 3(c), subject to the terms and conditions applicable thereto; (5) payment of a lump sum amount equal to the equivalent of sixty (60) days Base Salary within ninety (90) days following Executive’s death; and (6) payment by the Company of the full cost for COBRA coverage on behalf of the Executive’s COBRA beneficiaries for the first twelve months of COBRA coverage.

11.	Termination by Employer

a.
For Cause.  Employer may terminate Executive's employment hereunder for Cause (as defined below) at any time. If Employer terminates Executive's employment for Cause, Executive shall have no right to receive any compensation or benefits hereunder or otherwise from Employer or any member of the Employer Group on and after the effective date of termination of employment other than:   (1) unpaid Base Salary earned to the date of termination of employment (which shall be paid on Employer's next scheduled payroll date); (2) business expense reimbursement pursuant to paragraph 3(d); and, (3) benefits provided pursuant to paragraph 3(c), subject to the terms and conditions applicable thereto. For purposes of this paragraph 11, “Cause” is defined as Executive's:  (i) failure to abide by Employer’s policies and procedures; (ii) misconduct, gross negligence, insubordination, or inattention to Employer’s business; (iii) failure to perform the duties required of Executive up to the standards established by the President and Chief Executive Officer or other material breach of this Agreement, including the duty to implement cost savings and revenue generation initiatives as directed by the President and Chief Executive Officer; or (iv) failure or inability to satisfy the requirements stated in paragraphs 6 and 8 above.  Should Employer believe that cause exists to terminate Executive, Employer agrees to provide written notice to Executive of the specific items identified as cause and afford Executive a period of thirty (30) business days from receipt of the written notice to remedy the deficiencies to Employer's satisfaction.  If, at the conclusion of the cure period, Employer determines Executive has not satisfactorily remedied the deficiency, Employer shall notify Executive who shall be immediately terminated.  Nothing in this paragraph 11 precludes Employer from immediately terminating Executive's employment if Executive is convicted of felonious criminal conduct; physically aggressive conduct toward any co-worker, patron, vendor or customer of Employer; illegal drug use; or based upon any gaming authority's demand that Employer do so.

b.
Without Cause.  Employer may terminate Executive at any time during the Specified Term upon thirty (30) days’ written notice, or, in the Employer’s sole discretion, pay Executive the equivalent of thirty (30) days’ Base Salary in lieu of notice upon termination.  In addition to any amount due in lieu of notice, should Employer terminate Executive’s employment without cause, then Executive shall have no right to receive any compensation or benefits hereunder or otherwise from Employer or any member of the Employer Group on or after the effective date of termination of employment other than:  (1) unpaid Base Salary earned to the date of termination of employment; (2) payment of a lump sum amount equal to twelve (12) months’ Base Salary within ninety (90) days following Executive’s termination; (3) any discretionary Bonus Compensation that may be paid in accordance with Employer’s discretionary bonus plan then in effect; (4) business expense reimbursement pursuant to paragraph 3(d); (5) benefits provided pursuant to paragraph 3(c), subject to the terms and conditions applicable thereto; and (6) payment by the Company of the full cost for COBRA coverage on behalf of the Executive and his COBRA beneficiaries for the first twelve (12) months of COBRA coverage.

12.	Termination By Executive

a.
For Good Reason.  Executive may terminate Executive's employment hereunder for Good Reason upon thirty (30) days prior written notice to Employer.  “Good Reason” shall mean:  (a) failure of Employer to pay Executive's compensation when due; (b) material reductions in Executive's duties and responsibilities without Executive’s consent; or (c) following a Change in Control provided that Executive exercises such right to terminate pursuant to this paragraph 12(a)(c) within thirty (30) days after a Change in Control. "Change in Control" means:  (i) a sale, exchange or transfer of more than 50% of the assets or earning power of the Company on a consolidated basis or more than 50% of its ownership; (ii) a merger or consolidation of the Company (excluding merger or consolidation where the voting securities of the Company prior to the merger or consolidation continue to represent more than 50% of the combined voting power of the surviving entity after the merger or consolidation); (iii) any reorganization, reverse stock split or recapitalization that would result in a change in control; (iv) any liquidation or dissolution of the Company; or, (v) any transactions or series of related transactions having the same effect as a Change in Control.  Should Executive terminate for Good Reason, Executive shall be entitled to:  (1) unpaid Base Salary earned to the date of termination of employment; (2) payment of a lump sum amount equal to twelve (12) months’ Base Salary within ninety (90) days following Executive’s termination; (3) any Bonus Compensation earned as determined by and consistent with Employer's bonus program then in effect prorated for the period of employment during the applicable bonus period; (4) business expense reimbursement pursuant to paragraph 3(d); (5) benefits provided pursuant to paragraph 3(c), subject to the terms and conditions applicable thereto; and (6) payment by the Company of the full cost for COBRA coverage on behalf of the Executive and his COBRA beneficiaries for the first twelve (12) months of COBRA coverage.  Good Reason shall not exist unless Executive first provides the President and Chief Executive Officer with written notice of the facts alleged to constitute Good Reason and until such breach, reduction or requirement remains uncured for thirty (30) business days following the President and Chief Executive Officer’s receipt of such written notice from Executive. The thirty (30) business day cure period shall not apply to a Change in Control.

b.
Without Good Reason.  Executive may terminate his/her  employment for any reason (including no reason) other than Good Reason, death or disability, upon providing to Employer thirty (30) days’ advance written notice of such termination.  Should Executive terminate his/her employment for a reason other than Good Reason, death or disability, Executive shall have no right to receive any compensation or benefit hereunder or otherwise from Employer or any member of the Employer Group on and after the effective date of termination other than: (1) unpaid Base Salary earned to the date of termination of employment (which shall be paid on Employer's next scheduled payroll date); (2) business expense reimbursement pursuant to paragraph 3(d); and (3) benefits provided pursuant to paragraph 3(c), subject to the terms and conditions applicable thereto.

13.
Release; Full Satisfaction.  Notwithstanding anything to the contrary, no payments or benefits shall be provided pursuant to paragraphs 11(b) and 12(a) unless and until Executive executes and delivers a standard form of general release of claims, and such release has become irrevocable; provided, however, that Executive shall not be required to release any indemnification rights or continuing rights to benefits under Employer's benefit plans, in accordance with the terms and conditions of such plans.

14.
Cooperation Following Termination.  Following termination of Executive's employment hereunder for any reason, Executive agrees to cooperate with Employer upon the reasonable request of the Employer and to be reasonably available to Employer with respect to matters arising out of Executive's services.  Employer shall reimburse, or at Executive's request, advance Executive for expenses reasonably incurred in connection with such matters.

15.
Interpretation; Each Party the Drafter.  Each of the parties was represented by or had the opportunity to consult with counsel who either participated in the formulation and documentation of, or was afforded the opportunity to review and provide comments on, this Agreement. Accordingly, this Agreement and the provisions contained in it shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party's legal representative to draft any of its provisions.

16.
Severability.  If any provision hereof is unenforceable, illegal or invalid for any reason whatsoever, such fact shall not affect the remaining provisions hereof, except in the event a law or court decision, whether on application for declaration, or preliminary injunction or upon final judgment, declares one or more of the provisions of this Agreement that impose restrictions on Executive unenforceable or invalid because of the geographic scope or time duration of such restriction.  In such event, Employer shall have the option:

(a)           To deem the invalidated restrictions retroactively modified to provide for the maximum geographic scope and time duration that would make such provisions enforceable and valid; or

(b)           To terminate this Agreement pursuant to paragraph 11(a) or 11(b), whichever is applicable.

Exercise of any of these options shall not affect Employer's right to seek damages or such additional relief as may be allowed by law in respect to any breach by Executive of the enforceable provisions of this Agreement.

17.
Notice.  For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given: (i) when personally delivered; (ii) when delivered by facsimile upon receipt of confirmation that the transmission was successful; (iii) the business day following the day when deposited with a reputable and established overnight express courier (charges prepaid); or (iv) five (5) days following mailing by certified or registered mail, postage prepaid and return receipt requested.  Unless another address is specified, notices shall be sent to the addresses indicated below:

To Employer:                                                                                     With a copy to its:
                The Majestic Star Casino, LLC                                                       The Majestic Star Casino, LLCc/o Barden Development Inc.
                163 Madison Ave., Suite 2000                                                         301 Fremont Street – 12th Floor
                Detroit, MI                                                                                          Las Vegas, Nevada 89101
                President and CEO                                                                            Sr. V.P. of Human Resources
Facsimile #:  (313)496-8700                                                               Facsimile #: (702) 382-5562

To Executive:
Michael Darley
3092 Via Flamina Court
Henderson, NV  89052

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

18.
Tax Withholding.  Notwithstanding any other provision of this Agreement, Employer may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such federal, state, local and other taxes as shall be required to be withheld under any applicable law or regulation.

19.	Indemnification and Expense Reimbursement. The Company will indemnify Executive and advance or reimbursement reasonable expenses incurred by Executive in defending a proceeding for which indemnification is permitted to the fullest extent provided under the Company’s Operating Agreement as amended from time to time

20.	Dispute Resolution.

a.
Any dispute, claim or controversy arising from or related in any way to this Agreement or the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud, or arising from or related in any way to Executive's employment with Employer will be submitted for final resolution by private arbitration before a single arbitrator and in accordance with the National Rules for the Resolution of Employment Disputes and practices then in effect of the American Arbitration Association or any successors thereto ("AAA"), except where those rules conflict with these provisions, in which case these provisions control; provided, however, that Employer shall have the right to seek in court equitable relief, including a temporary restraining order, preliminary or permanent injunction or an injunction in aid of arbitration, to enforce its rights set forth in paragraph 8.  The arbitration shall be held in Las Vegas, Nevada.

b.
Giving recognition to the understanding of the parties hereto that they contemplate reasonable discovery, including document demands and depositions, the arbitrator shall provide for discovery in accordance with the Nevada Rules of Civil Procedure as reasonably applicable to this private arbitration.

c.	To the extent possible, the arbitration hearings and award will be maintained in confidence, except as may be required by law or for the purpose of enforcement of an arbitration award.

d.
Each party shall bear its own costs and expenses incurred in connection with arbitration proceedings pursuant to this Agreement to arbitrate. To the extent permitted by law, the costs and expenses of the arbitrator(s) and related expenses shall be shared equally between Employer and Executive.

e.	Each party hereto waives, to the fullest extent permitted by law, any claim to punitive, exemplary, liquidated, or multiplied damages from the other.

21.
No Waiver of Breach or Remedies.  No failure or delay on the part of Employer or Executive in exercising any right, power or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

22.
Amendment or Modification.  No amendment, modification, termination or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed and approved by the Company’s President and Chief Executive Officer and Executive, nor shall consent to any departure by the Executive from any of the terms of this Agreement be effective unless the same is signed by the Company’s President and Chief Executive Officer.  Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

23.
Governing Law; Venue.  The laws of the State of Nevada shall govern the validity, construction, and interpretation of this Agreement, without regard to conflict of law principles.  Each party irrevocably submits to the exclusive jurisdiction of the courts of the State of Nevada in any action, suit or proceeding of any kind arising out of or relating to this Agreement (including arbitration) or any matters contemplated hereby, and agrees that any such action, suit or proceeding shall be brought only in such court.

24.	Headings. The headings in this Agreement have been included solely for convenience of reference and shall not be considered in the interpretation or construction of this Agreement.

25.
Assignment.  This Agreement is personal to Executive and Employer and may not be assigned by either party without written consent from the other, which consent may be withheld for any reason (including no reason).

26.
Prior Agreements.  At the Effective Date, this Agreement shall supersede and replace any and all other prior discussions and negotiations as well as any and all agreements and arrangements that may have been entered into by and between Employer or any predecessor thereof, on the one hand, and Executive, on the other hand, prior to the Effective Date relating to the subject matter hereof.  Executive acknowledges that all rights under such prior agreements and arrangements shall be extinguished.

IN WITNESS WHEREOF, Employer and Executive have entered into this Agreement as of the date first written above.

MICHAEL DARLEY

/s/ Michael L. Darley
Signature

            Date:  4/3/09

THE MAJESTIC STAR CASINO, LLC

By:           /s/ Don H. Barden
 Don H. Barden
Its:           President and Chief Executive Officer

            Date:  4/3/09